EXHIBIT  99

For Immediate Release      Contact: Hasbro
February 9, 1998                      News Media               Wayne Charness
                                                                 401-727-5983
                                      Investor Relations  Renita E. O'Connell
                                                                 401-727-5401
                                    Tiger                   Scott J. Forester
                                                                 847-913-8100


                      HASBRO ACQUIRES TIGER ELECTRONICS

	New York, NY, February 9, 1998 -- Hasbro, Inc. (HAS:ASE) and Tiger Electronics, Inc. announced today that they have entered into a definitive agreement for Hasbro to acquire the operating assets of Tiger and its affiliates. Tiger, based in Vernon Hills, Illinois, is a leader in the development and distribution of electronic entertainment, including hand-held games, toys and learning aids.

	Privately held Tiger was founded in 1979 by its current President and CEO, Randy Rissman and Senior Executive Vice President, Roger Shiffman. Some of Tiger's top sellers include TV and Family games, Brain and Action games such as Brain Warp, Puzzle games like Lites Out, as well as Giga Pets, Game.Com, and Laser Tag.

	The purchase price is approximately $335 million, subject to certain closing adjustments, plus the value at closing of inventory, tooling, equipment and certain prepaid assets. The companies reported that the Hart Scott Rodino Anti-Trust Improvement Act waiting period has expired, and the transaction should be completed early in the second quarter.

	"Tiger brings Hasbro a rich portfolio of brands and expertise in an area that has great growth potential for us, particularly as electronic entertainment technologies converge," said Alan G. Hassenfeld, Chairman and Chief Executive Officer of Hasbro, Inc. "The combination of Hasbro's and Tiger's product development know-how, together with our global brands and international marketing strength, make for an exciting match. We are also particularly pleased that Randy and Roger will continue to operate the company."

	"The sale of Tiger to Hasbro allows us to accelerate the growth of our products on a global basis, while expanding the opportunities for our dedicated employees," said Randy Rissman, Tiger's Chief Executive Officer.
"We are proud to become part of the Hasbro family of companies and look forward to helping them become the market leader in electronic toys and electronic games."

	Hasbro is a worldwide leader in the design, manufacture and marketing of toys, games, interactive software, puzzles and infant care products. Both internationally and in the U.S., its Playskool(R), Kenner(R), Tonka(R), OddzOn(R), Super Soaker(R), Milton Bradley(R), Parker Brothers(R), and Hasbro Interactive(TM) products, provide children and families with the highest quality and most recognizable toys and games in the world.

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